Exhibit 3.2

COMERICA INCORPORATED

Certificate of Amendment

to

Restated Certificate of Incorporation

Comerica Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article SEVENTH thereof in its entirety and inserting the following in lieu thereof:

“SEVENTH

The directors shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation not inconsistent with the provisions of this Restated Certificate of Incorporation. The approval and adoption of any amendment, alteration, change, addition to or repeal of Article II, Section (5) and Article III, Section (12) of the Bylaws of the Corporation proposed by any Shareholder of the Corporation shall require the affirmative vote of the holders of not less than a majority of the stock entitled to vote on such matter that is present in person or represented by proxy at a meeting at which a quorum is present and such matter is brought.”

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article EIGHTH thereof in its entirety and inserting the following in lieu thereof:

“EIGHTH

[Reserved]”

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article NINTH thereof in its entirety and inserting the following in lieu thereof:

“NINTH

Any action required or permitted to be taken at any Annual or Special Meeting of Shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the matter that is the subject of the consent.”

FOURTH: The foregoing amendments were duly adopted and approved in accordance with the provisions of Section 242 of the DGCL and the applicable provisions of the Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 27th day of April, 2011.

By:	/s/ Nicole V. Gersch
Name: Nicole V. Gersch
Title: Senior Vice President and Assistant Secretary